Exhibit 10.2
CARLOTZ, INC.
INDUCEMENT AWARD RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND RESTRICTED STOCK UNIT AGREEMENT
CarLotz, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby grants to the holder listed below (“Participant”) the number of Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated herein by reference. The RSUs are being granted as an inducement material to Participant’s entry into employment pursuant to Nasdaq Stock Market Rule 5635(c)(4). The RSUs are not granted under the Carlotz, Inc. 2020 Incentive Award Plan (the “Plan”) or any other equity plan of the Company but will be subject to the terms and conditions set forth in the Plan, other than Articles 3.1, 5, 6, 7, [9], and 12.3 thereof (the “Excluded Sections”), as if the RSUs were a restricted stock unit granted under the Plan; provided that for the avoidance of doubt, the shares of Common Stock subject to the RSUs shall not reduce and shall have no impact on the number of shares available for grant under the Plan. The terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan, other than the Excluded Sections, are incorporated herein by reference and made a part of the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Vesting Start Date:	_______________________
Number of RSUs:	_______________________
Vesting Schedule:	See Exhibit B
By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Agreement and the Grant Notice. Participant has reviewed the Agreement and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Grant Notice, the Agreement or the Plan (as it relates to the RSUs).

CARLOTZ, INC.		PARTICIPANT
By:		By:
Name:	[__________________]	Name:
Title:	[__________________]

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall have the following meanings:
    (a) “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment or consulting agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction of (or plea of no contest or nolo contendere to) any felony (other than in connection with a traffic violation that does not result in imprisonment) under any state, federal or foreign law or any crime involving moral turpitude or dishonesty or that has or could have the effect, in the Company’s reasonable and good faith determination, of causing material reputational or other material harm or damage to the Company Group; (ii) Participant’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against any Company Group Member; (iii) any willful, material damage to any property of a Company Group Member by Participant; (iv) Participant’s willful failure to (A) substantially perform Participant’s material job functions (other than any such failure resulting from Participant’s Disability) or (B) carry out or comply with a lawful and reasonable directive of a Company Group Member, in each case, which failure has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (v) Participant’s breach of any Company policy which materially harms the Company Group, which breach has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs, or excessive use of alcohol, in each case that materially impairs Participant’s ability to perform Participant’s duties contemplated; (vii) any negligent or reckless act by Participant resulting in or causing material reputational or other material harm or damage to the Company Group, in the good faith reasonable judgment of the Company and (viii) Participant’s breach of any material provision of any written agreement between Participant and any Company Group Member, and failure to cure such breach (if capable of cure) within fifteen (15) days after the Company gives written notice to Participant regarding such breach. Whether or not an event giving rise to “Cause” occurs for purposes of this definition (for Participants who do not have an employment or consulting agreement that includes a definition of Cause) will be determined by the Board in its sole discretion.
(b) “Change in Control Period” shall mean [either of (i) the six (6)-month period prior to the consummation of a Change in Control; provided that such period shall begin no earlier than the date the Company commences substantial discussions to effect a transaction that would constitute a Change in Control if consummated, and (ii)] the period beginning upon the consummation of a Change in Control and ending twelve (12) months following the consummation of such Change in Control.
    (c) “Company Group” shall mean the Company and its Subsidiaries.
    (d) “Company Group Member” shall mean each member of the Company Group.
    (e) “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean the disability of Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company Group Member then covering Participant or, if no such plan exists or is applicable to Participant, the permanent and total disability of Participant within the meaning of Section 22(e)(3) of the Code.

    (f) [“Expiration Date” shall mean the earliest to occur of: (i) the date on which all RSUs granted hereunder vest, (ii) the date Participant ceases to be an employee of the Company and (iii) the tenth anniversary of the Grant Date.]
    (g) [“Good Reason” shall have the meaning ascribed to such term in Participant’s employment agreement with the Company.]
Section 1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement, and the terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan (other than the Excluded Sections), and such terms and conditions are incorporated herein by reference and made a part of the Agreement. If there is any conflict between the terms of the Plan (other than the Excluded Sections) and the Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS [AND DIVIDEND EQUIVALENTS]
Section 2.1 Award of RSUs [and Dividend Equivalents].
(a) In consideration of services to be rendered to the Company by Participant and as a material inducement for Participant to accept employment from the Company, and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan (other than the Excluded Sections), and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan. Each RSU represents the right to receive one Share (as defined below) at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the shares of Common Stock (“Shares”) subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
[(b) The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash that is paid as a dividend on one Share. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend based on the Fair Market Value of a Share on such date. Each additional RSU that results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions that apply to the underlying RSU to which such additional RSU relates.]
Section 2.2 Vesting of RSUs [and Dividend Equivalents.
(a) Subject to Participant’s continued employment with a Company Group Member on each applicable vesting date and subject to the terms of this Agreement, including, without limitation, Section 2.2(b), the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. [ Each additional RSU that results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) shall vest whenever the underlying RSU to which such additional RSU relates vests.]
(b) In the event Participant’s employment with the Company Group Members is terminated, except as otherwise provided in Section 2.2[(c) or] (d), or as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, including any employment agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs [and Dividend Equivalents] granted under this Agreement that have not vested or do not vest on or prior to the date on which such termination of employment occurs, and Participant’s rights in any such RSUs [and Dividend Equivalents] that are not so vested shall lapse and expire.
(c) [In the event that Participant’s employment with the Company Group Members is terminated without Cause or Participant resigns from Participant’s employment for Good Reason, outside of a Change in Control Period, then subject to Participant’s execution and delivery to the Company of a general waiver and release of claims in a form approved by the Company, such Participant’s RSUs that were scheduled to vest within twelve (12) months following the termination of employment shall accelerate and be fully vested upon such termination of employment.]

[(d) In the event that Participant’s employment with the Company Group is terminated without Cause [or Participant resigns for Good Reason] within a Change in Control Period, then subject to Participant’s execution and delivery to the Company of a general waiver and release of claims in a form approved by the Company, 100% of such Participant’s then unvested RSUs shall accelerate and be fully vested upon such termination of employment.]
Section 2.3 Settlement of RSUs.
(a) Participant’s RSUs shall be settled in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, no later than March 15th of the calendar year following the year in which such vesting occurred (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a settlement of RSUs if it reasonably determines that such settlement will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the settlement will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no settlement shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.
(b) All settlements shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
Section 2.4 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares underlying the RSUs prior to the fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Company Group Member with respect to which the applicable withholding obligation arises.
Section 2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:
(a) Upon vesting and settlement of Participant’s RSUs, the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares that are subject to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any Federal Insurance Contributions Act obligation) required by Applicable Law to be withheld, and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this RSU constitutes Participant’s instruction and irrevocable authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(a), including the transactions described in the previous sentence, as applicable. In the event of the occurrence of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in this Section 2.5(a): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with participants in the Plan, in which Participant and the other participants in the block trade receive an average price; (iii) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (v) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises, an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

(b) Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the RSUs, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the RSUs or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
Section 2.6 Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
Section 3.1 Administration. The Administrator shall have the power to interpret the Plan, Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 3.2 RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred to Permitted Transferees, pursuant to any conditions and procedures the Administrator may require.
Section 3.3 Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
Section 3.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 3.6 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 3.7 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 3.8 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
Section 3.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 3.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs [(including RSUs that result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents], the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 3.11 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.
Section 3.12 Entire Agreement. The Plan (apart from the Excluded Sections), the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
Section 3.13 Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
Section 3.14 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 3.15 Limitation on Participant’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs [and Dividend Equivalents].

Section 3.16 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 3.17 Special Provisions for Restricted Stock Units Granted to Participants Outside the United States. If Participant performs services for the Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for Participant’s country of residence, as may be set forth in a foreign appendix.
(a) If Participant relocates to another country during the life of this Agreement, special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law.
(b) The Company reserves the right to impose other requirements on this Agreement, the RSUs and the Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
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EXHIBIT B
Vesting Schedule
[Insert Vesting Schedule]